Operator

Good day ladies and gentlemen. Welcome to the third quarter 2008 K12 Incorporated earnings conference call. I will be your operator for today. At this time, all participants are in a listen-only mode.

I would now like to turn the presentation over to your host for today’s call Mr. Keith Haas, Vice President, Financial Analysis and Investor Relations. Please proceed, sir.

Keith Haas - K12 INC. — VP, Financial Analysis & IR

Thank you. Good morning everyone. Welcome to the K12 third quarter 2008 earnings conference call. Before we begin, the Company would like to remind you that statements made during this conference call and that are not historical facts may be considered forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual events and results to differ materially from those expressed or implied. In addition, this call contains time sensitive information that reflects Management’s best analysis only as of the date of this call. K12 does not undertake any obligation to publicly update or revise any forward-looking statements. For further information containing issues that could materially affect financial performance related to forward-looking statements, please refer to K12’s form 10-Q filing and related Company documents filed with the SEC and on the investor relations section of our website, www.k12.com.

In addition to disclosing results in accordance with generally accepted accounting principles in the U.S. or GAAP, we will discuss certain information that is considered non-GAAP financial information. A reconciliation of this non-GAAP financial information to the most closely comparable GAAP information was included in our earnings release yesterday and is also posted on the investor relations section of our website. This call is open to the public and is being webcast simultaneously on our website and will be available for replay there for 60 days. With me on today’s call are Ronald Packard, Founder and Chief Executive Officer, and John Baule, Chief Operating Officer and Chief Financial Officer. Following our prepared remarks, we will answer any questions you may have. I will now turn the call over to Ronald Packard.

Ronald Packard - K12 INC. — Founder & CEO

Good morning, everyone. Welcome to K12’s earnings call. K12 had a very strong quarter with regard to both financial metrics and business development. Revenue for the third quarter was $56.06 million, a 60.8% increase over the same quarter of 2007. Operating income for the quarter was $4.4 million, almost double what it was for the same quarter last year. Moreover, EBITDA was $8.1 million which represents an increase of more than 88% compared to the third quarter of 2007. These financial results, when combined with other recent developments made this quarter a second consecutive positive quarter for K12. Our strong revenue growth was driven primarily by large increases in enrollments. I attribute this to our high quality offering, tremendous customer satisfaction, and increased awareness of the K12 brand, all of which helped to differentiate our offering from other online providers. The caliber of our curriculum and the over $120 million invested in it, helps create schools that outperform other virtual schools academically and also helps create a better user experience. This directly translates into student retention and increased enrollments.

We recently completed an independent customer satisfaction survey this past quarter. And the results were consistent with the high ratings seen on past surveys. As time passes and press coverage increases, the general public is becoming more aware of online public education. As customers become more knowledgeable about the various virtual schooling options, we believe it benefits all virtual schools, especially those using K12. The integration of our recent foreign language acquisition, Power-Glide, is going well, as is the integration of the high school courses we recently licensed. We continue to move down the road towards having all of our high school courses proprietary. That goal is important, not only for optimizing our long run cost structure, but also for maximizing the customer experience.

In addition, K12 has been working to become more efficient, leverage our infrastructure, and achieve economies of scale as rapidly as we can. We are cautiously optimistic that these efforts will help to improve our margins for the next school year. Finally, K12 continues to strengthen its human capital with the recent addition of several talented professionals who share our passion for K12’s educational mission. I am pleased to report that the children of Wisconsin and their online teachers won a significant victory this past quarter. To recap, in December, an appeals court essentially struck down the ability of charter schools to offer state-wide virtual education. While the Wisconsin Supreme Court had been asked to overturn the decision, the preferred solution was to revise the law to specifically authorize virtual public schools.

In this past session, the state legislature took up this issue and fortunately solved the problem in a bipartisan way. The bill passed overwhelmingly in both chambers and was signed by Governor Doyle on April 7, 2008. Among other things, it ensures that virtual schools will be eligible for open enrollment funding at current levels and provide some room for additional enrollment expansion. It was great to watch the legislature act in such a bipartisan way to help children, teachers and families. The voices of families seeking to maintain the K12 program for their children were powerful and emotionally moving. We are grateful for the quick action of the governor and the legislature in preserving this valuable option for children.

As I mentioned in our last call, our international school in Dubai has opened. Since then, we have already hired administrators and teachers and have enrolled our first students. Although it is too early to know for certain whether this school will be successful, we are encouraged by what we have seen to date. We’re working hard to expand K12 internationally because succeeding here is critical to making our world class curriculum available to every child regardless of geography or economic circumstances.

Turning to the domestic front, K12 was selected by two newly chartered virtual schools to provide their curriculum and management services. One will be in Hawaii and the other in South Carolina. While it is not 100% certain these schools will open and all the relevant contracts have not been signed, the approval by regulatory authorities in both of these states is a significant development. In addition, public schools utilizing K12’s curriculum management services in Utah and Indiana are now accepting enrollment. The school in Indianapolis will be a hybrid school, similar to Chicago virtual charter school. There are several other states in which we are still working diligently to try to open schools for this coming fall. While none of the remaining states have reached a high enough likelihood to be announced at this time, it is quite possible that there may be more new schools for the coming year. As I have frequently mentioned, however, opening up new states is not the primary engine behind K12’s continued rapid growth.

We are also aware of the current state of the U.S. economy. Overall per pupil funding rates for all schools may not increase as much as in previous years because many states are facing budget issues. It is even possible that funding for public education could decrease in one or two states. Historically, this had been a rare event. Even though virtual schools are usually funded at a lower rate and, therefore, a savings to taxpayers, the funding for virtual schools could be affected by tighter state budgets. We do not anticipate, however, that these potential funding issues will have a noticeable effect on our growth rate or profitability, because student enrollment is the primary driver of both revenue and profitability, not funding increases. As for the enrollment levels for the 2008-2009 school year, it is far too early to comment. However, I will say that the preliminary data appears to be tracking where we hoped we would be at this beginning stage of the recruiting process. But please remember that it is way too soon to make predictions for next year with any certainty. With that I will turn it over to John Baule K12 COO and CFO to walk you through the third quarter financial results.

John Baule - K12 INC. — COO & CFO

Thanks, Ron. Let me pick up on Ron’s comments by providing a bit of color commentary on the financial statements and also some guidance on our full-year outlook. As Ron indicated, our third quarter represented another positive step in what is proving to be a very strong year for us. Starting with the P&L, third quarter revenues for our 2008 fiscal year were $56 million, an increase of approximately 61% over last year’s third quarter. Consistent with the previous two quarters, the increase was driven by strong growth in enrollment levels over the previous year. Average enrollments for the quarter were 42,048, an increase of approximately 51% compared with last year. Taking a closer look at the 51% enrollment growth, 41% of it came from existing states, while 10% came from states where we began to operate for the first time in fiscal ‘08. The strong same-state growth supports our belief that existing states continue to provide significant opportunities for expansion.

This overall enrollment growth enabled us to generate 61% revenue growth. The primary reason that revenue growth exceeds enrollment growth is the mix of enrollment between managed schools and non-managed schools. A managed school is one where K12 provides complete turnkey services to complement our curriculum and materials. A non-managed school is one where K12 provides our curriculum and materials but only limited management services. Because of the more expansive service component, a managed school enrollment generates significantly more revenue than a non-managed school enrollment. In the third quarter of fiscal ‘08, managed school enrollments comprised 83% of total enrollment, compared with 77% in the third quarter of 2007. Also contributing to the higher revenue growth were increases in annual per enrollment funding. States generally increase funding levels on average 1 to 3% per year. From a profitability perspective, we were able to expand operating margins by 150 basis points, as greater leverage in SG&A and product development costs more than offset an anticipated increase in instructional costs as a percentage of revenue.

Several factors contributed to the margin expansion. Instructional costs and services increased as a percentage of revenues by 580 basis points compared with the third quarter of 2007. The increase in costs relative to revenues was primarily due to two factors. The first factor again relates to the mix between enrollments associated with managed schools and those associated with non-managed schools. A managed school enrollment generates higher costs because of the greater level of services provided. Not only are the costs higher in absolute dollars but as a percentage of revenue. Therefore the increase in the mix of managed school enrollment to 83% in Q3 of 2008, compared with 77% in Q3 of 2007, contributed to the overall increase in instructional costs and services as a percentage of revenue. The second factor contributing to the increase was the increase in the percentage of high school enrollments. High school enrollments comprised 14% of enrollments in the third quarter of fiscal ‘08 compared with 8% in fiscal ‘07. Because we’re still scaling up our high school operations, in the short term these enrollments generate higher costs as a percentage of revenue than our K through 8 enrollments.

Offsetting this, selling administrative and other operating expenses declined approximately 590 basis points as a percentage of revenues compared to the third quarter of 2007. During the quarter, we increased our marketing activities and were able to drive enrollment — additional enrollment growth. Overall, we continue to gain increasing leverage on our corporate infrastructure.

Product development costs declined 160 basis points as a percentage of revenue and this again reflects the leverage we were able to gain on our product development infrastructure as revenue increases. And this is despite the high level of activity focused on developing our proprietary high school curriculum.

For the third quarter, income taxes were 47.5% of pretax income. This is higher than our normal statutory rate, which we believe would be closer to 39%, because of impact of permanent differences. These differences arise when expenses reduce book income but not taxable income. As our permanent differences decline in size relative to pretax income, the effective tax rate should also decline. It is also worth noting that we had minimal tax expense in the third quarter of fiscal 2007. This is attributable to the timing of our NOL recognition and explains the modest growth in net income, even though pretax income more than doubled. It should also be noted that we will not pay significant taxes this year or next year, due to our net operating losses. Looking at per share data for the third quarter, our net income per share was $0.09 on a diluted basis. Our average shares outstanding for the quarter were 28.8 million. We ended the quarter with $67 million in cash, capital expenditures for the quarter were $5.2 million, including $1.6 million of student computer purchases which were financed through capital leases.

Taking a look at the remainder of the year, our policy is to provide annual guidance, once we know our enrollment levels for the first quarter, and then the reaffirm our annual guidance on a quarterly basis. This fits with our belief that the best way to think about our business is on a full-year basis, since our fiscal year coincides with the school year. For the full year fiscal 2008, we are updating our revenue projection to $216 million to $218 million and operating income to between $10.1 million and $10.5 million. We estimate the depreciation and amortization to be approximately $12 million for the year. Our estimated tax rate for the year is 47.6%. And we estimate that our weighted average shares outstanding on a diluted basis for the year will be 26.3 million. Our projected capital expenditures for fiscal 2008 will be approximately $28 million to $31 million, which includes approximately $11 million of student computers, financed through capital leases, and $17 million to $19 million of capitalized curriculum, systems development and property and equipment. And that figure includes the $3 million perpetual license for high school courses announced last quarter. We believe that license will allow us to reduce capital expenditures in future years. And with that, I will turn it back over to Ron.

Ronald Packard - K12 INC. — Founder & CEO

Thank you, John. At this point, I will open the line for questions.

QUESTION AND ANSWER

Operator

Your first question comes from the line of Sara Gubins with Merrill Lynch. Please proceed.

Sara Gubins - Merrill Lynch — Analyst

Hi. Thank you and congratulations on the quarter. I wanted to ask about your implied guidance for the fourth quarter. And one question on revenue and then one on costs. In terms of the revenue drivers, should we assume a sequential decline in enrollment from a seasonal perspective?

John Baule - K12 INC. — COO & CFO

I think the answer to that is yes. We generally will have people continue to leave in the fourth quarter, but won’t add any new enrollments because it is too late in the school year, so the answer is yes.

Sara Gubins - Merrill Lynch — Analyst

Okay. And then in terms of revenue per student, your guidance seems to suggest that would be down year-over-year. And given your ramp up in the percentage of managed schools, I am wondering why that would be.

John Baule - K12 INC. — COO & CFO

You’re looking at the fourth quarter alone.

Sara Gubins - Merrill Lynch — Analyst

I am, yes.

John Baule - K12 INC. — COO & CFO

Yes, this is back to that whole — the way to look at it I think is to look at the full year. And I think if you look at it on a full-year basis, you will see that revenue per enrollment is increasing modestly from last year. But the quarters — you get the timing of things, for example in the fourth quarter we have relatively few materials shipped. And we recognize the revenue on materials when they are shipped. So, you get that phasing impact.

Sara Gubins - Merrill Lynch — Analyst

Okay but it is reasonable to think that we kind of optically, if we’re just looking at the fourth quarter, we would see it down year-over-year?

John Baule - K12 INC. — COO & CFO

I think that sounds right but again I really kind of would look at it from a full-year basis, but yes.

Sara Gubins - Merrill Lynch — Analyst

okay and then the guidance also indicates that there would be a ramp up in — or actually either that your costs would be kind of flat in the fourth quarter, versus the third quarter or that there would be something of a ramp. I am just trying to understand where those increase — if you are expecting increase costs, where those will come from?

John Baule - K12 INC. — COO & CFO

The primary place where we might expect increased costs in the fourth quarter is in the marketing area. We do a lot of our marketing in that fourth quarter. And we make a lot of decisions on where we’re going to market and depending on the impact of new states that all happens in Q4. So that’s the major seasonality factor.

Ronald Packard - K12 INC. — Founder & CEO

Exactly. As we open new schools, there are costs associated with that that we could possibly hit in the fourth quarter. So when we give numbers, we make those numbers, but we’re also trying to drive a high growth business for the long term, so some of these are fantastic things like increased marketing expense or potentially opening up more new schools.

Sara Gubins - Merrill Lynch — Analyst

And last question. For the new campus — or new states you’re opening, can you talk about the costs to ramp up in a new state? And then also, any — any expectations of what the enrollments in those states could be.

John Baule - K12 INC. — COO & CFO

I will take the first part of that. The cost to start up are relatively small because a lot of it is labor and it is virtual in terms of the actual start-up costs. We may hire people ahead of the start of the school year and have a little bit of labor costs, but not a lot. The bigger cost driver will be in the marketing spend that we might have to drive enrollment into those schools.

Ronald Packard - K12 INC. — Founder & CEO

And the current — applications that were approved in Hawaii and South Carolina, the South Carolina application had enrollment of 1,000 children for the upcoming fall and in Hawaii, it was 250 children for the upcoming fall and the numbers will grow from there as we move down and out in the years. But for the fall you can count 1,000 in South Carolina and 250 in Hawaii is what was in the applications.

Sara Gubins - Merrill Lynch — Analyst

Great, thanks very much.

Ronald Packard - K12 INC. — Founder & CEO

You’re welcome, thank you.

Operator

Your next question comes from the line of Amy Junker with Robert Baird. Please proceed.

Amy Junker - Robert W. Baird — Analyst

Good morning. Ron, can you just — I know you said you just started enrolling for Dubai, but can you just quantify for us how many students are there now, I mean, is it really just handful? And how many do you think it could eventually ramp up to? Is there any limitation in your mind?

Ronald Packard - K12 INC. — Founder & CEO

Amy I’m not going to comment on that at this moment, other than the fact we’re pleased with where it is. I think our future calls will comment more on that. We’re optimistic that internationally it is going to be a big thing for us because I think there is a demand for what we do internationally. And we have seen nothing that would make us doubt that — that belief. But at this early stage I don’t want to comment on where it is or what I would expect in the coming fall but —

Amy Junker - Robert W. Baird — Analyst

Sure. I just want to make sure I understand that that can enroll students from all over the world, is that correct? Or are there limitations?

Ronald Packard - K12 INC. — Founder & CEO

Correct. There is no reason why any student in the world couldn’t — could not enroll in that school. The only difference would be in Dubai we actually have a physical presence there, where students can actually go into a center in the knowledge village, and I think that adds to the offering in that country. And we will know how that physical center works probably by — I would guess by the fall.

Amy Junker - Robert W. Baird — Analyst

Okay. Then just shifting gears to the consumer business. Can you give us a sense of how big that was, in the quarter, and what if anything, you’re doing at this point to actively grow that business? Is there a specific marketing you can do or how are you reaching out to parents who may just be interested in curriculum for a couple of subjects?

John Baule - K12 INC. — COO & CFO

Yes. I will tell you that the — the — for the year we’re still looking at — in that $4 million to $5 million range for the consumer business. Not much has changed since the last time. But we are definitely looking at it, both with Power-Glide and with individual course sales. And a lot of international things have a consumer element to them, because we’re going direct to consumer and it is a consumer private pay as opposed to working through a virtual academy structure. But right now, there has not been a big change from a revenue perspective.

Amy Junker - Robert W. Baird — Analyst

And just some of the initiatives, if you could talk to those?

Ronald Packard - K12 INC. — Founder & CEO

There are a series of things — for example there are a lot of things we can do with summer school, particularly the individual courses. We have been getting requests for that for years, so now we’re starting to do that where if, for example, if you want to take a course in the summer, even for credit, you will be able to do that. And I think that has a lot of potential as kids, for one reason or another, whether it is credit recovery or whether they actually just couldn’t fit the course they wanted to take in their schedule, the summer school is a big thing. Learning foreign languages, in the summer. And also, as our presence grows and our portfolio of products grows itself, it gets far more efficient to market the consumer business. So we’re doing email campaigns and things around foreign languages in particularly and we’re starting to see some response. I would expect in the summer that hopefully we will see a big response to some of that.

Amy Junker - Robert W. Baird — Analyst

Great and then last question from me and I will pass it on. I know you’re not providing ‘09 guidance. I’m not looking for specifics but I am just wondering, is it — should we anticipate or is it possible that you could actually see gross margins expand as we move through ‘09 now that in particular — now that the high school — you have fully offered those classes. If we were to hold kind of the number of managing schools even, next year, if we were to assume that could we actually see expansion there or do you think that probably still contracts as high school continues to grow as a percentage of revenue.

John Baule - K12 INC. — COO & CFO

I am not really ready to comment on that at all, Amy. I will say this, there is a lot of pieces to our instructional costs and services. And we are looking at each and every line in ways to see if we can get better leverage. For example we talked about things like materials, where with the scale that we’re gaining, we can get better prices on materials, and we get better prices on computers and these kind of things. So, we’re doing everything we can to reduce that as a percentage of revenue but I’m not ready to get into specifics yet. I mean we’re still in our budgeting process.

Ronald Packard - K12 INC. — Founder & CEO

But rest assured there are a lot of initiatives underway at the Company. John mentioned materials but also some of the other things, get to scale, particularly high school, that would have positive effect on margins. We’re not going to comment where it comes out but it is a focus of what we’re doing right now, is making sure we take advantage of that scale and infrastructure to drive margins north.

Amy Junker - Robert W. Baird — Analyst

Great. Appreciate it, thanks a lot.

Ronald Packard - K12 INC. — Founder & CEO

Thank you, Amy.

Operator

Your next question comes from the line of Jeffrey Silber with BMO Capital Markets. Please proceed.

Jeff Silber - BMO Capital Markets — Analyst

Thanks so much. John, I am apologizing for going back to a guidance question on the quarter. I just want to get a little bit of clarification. I know you don’t give quarterly guidance, but your operating income this past quarter was significantly better than the street had and I’m assuming it was sizably better than what you might have had internally as well, yet you didn’t raise your operating guidance for the year that much. Are you ramping up spending to a greater extent this quarter than you might have anticipated three months ago?

John Baule - K12 INC. — COO & CFO

I wouldn’t say we’re ramping it up greater than we anticipated. Let me just kind of hit that in of couple pieces. One, we are raising our guidance a little bit on operating income. And I also want to note we’re taking up our EBITDA, or our — D&A guidance about a $1.5 million. So that also has gone up. One of the reasons that we’re not taking up our guidance further is because we do make a lot of decisions in terms of what we’re going to do from a marketing standpoint in Q4. That is a big time for us. It depends on new school activity and what we might do with that and just what kind of response we’re getting and where we think we’re going to get a good return on our investment. So we want to make sure we have a little bit of powder for the right things. So that’s kind of where — why we’re staying where we are.

Jeff Silber - BMO Capital Markets — Analyst

So it would be more in the marketing side than the instructional costs and services side.

Ronald Packard - K12 INC. — Founder & CEO

Absolutely. Again we want to maintain the flexibility to grow the business faster, if that’s what is possible. While still making sure we make the numbers that we give people.

Jeff Silber - BMO Capital Markets — Analyst

Okay great. That’s helpful. I appreciate it. Now moving back to Hawaii and South Carolina. I know you said it is not 100% certain these schools are going to be open. What are the next steps and how will we know about what those steps are and if they are completed?

Ronald Packard - K12 INC. — Founder & CEO

Well, at this stage, we — we have gone through the regulatory authorities, so we believe it is highly likely that they will open. There are service contracts to be signed and some contracts that need to be negotiated and signed, but at this stage, the regulatory things have been done. So usually at that stage we’re relatively confident the schools will be able to open and we will get through the contracting process.

Jeff Silber - BMO Capital Markets — Analyst

And again, in terms of communicating with the street, when will we know for certain that those schools will be open or is this something we will find out next quarter on the call.

Ronald Packard - K12 INC. — Founder & CEO

We will update you on every quarterly call.

Jeff Silber - BMO Capital Markets — Analyst

Okay I appreciate that. Also Ron your prepared remarks, you talked a little bit about potential economic slowdown in funding. Have you heard anything from any specific states in terms of their changing their mindset on virtual school funding because of that issue?

Ronald Packard - K12 INC. — Founder & CEO

I think you — it is hard to say that changes their mind. I think generally the virtual schools are a tremendous bargain for the taxpayers and that the per pupil rate is significantly lower for total cost of taxpayers and the results are generally as strong or stronger. But you can look — if you look to the states with the acute budget crises, places like Florida and things, it is quite possible that those are the states where we will see an impact. But again when — our forward things are driven really more by the enrollment growth rates as opposed to the actual PPR increases. So, we don’t think it is going to be an enormous effect, but it would be in those states where you see the really acute crises, but again we don’t think it changes our growth prospects.

Jeff Silber - BMO Capital Markets — Analyst

Really appreciate the color. Thank you so much.

Operator

Your next question comes from the line Kelly Flynn with Credit Suisse.

Kelly Flynn - Credit Suisse — Analyst

Hi, thanks. Can you talk a little more about Indiana and Utah? Do we consider those new states or what is the difference between what is going on there?

Ronald Packard - K12 INC. — Founder & CEO

I would be happy to talk about both of those. Utah — historically in the last several years we have been operating really non-managed schools in Utah with — in partnership in several districts. Recently we were approved to actually have a virtual school there that we fully manage, which we’re very excited about. Obviously, that would raise the average PPR we receive or revenue per student in Utah and also allows us more control over the academic results of the school. So we’re always excited and we also believe we can manage schools’ higher growth rate, when we actually manage the whole school. But Utah we wouldn’t necessarily consider a new state because it was already a very wide, state-wide virtual school program, as we call it, where it was we didn’t manage it but it was already state-wide and relatively large.

But with regard to Indiana, that would absolutely be considered a new state. Indiana because of something in the law there that requires a significant portion of the day to be done in a classroom, that school will be not a state-wide virtual school but will serve a geographic area around Indianapolis. So it will be far closer to what you see in Chicago than what you would think of as a normal state-wide virtual academy. But I would absolutely consider Indiana a new state. It is just not state-wide. It will be centered around a physical facility in Indianapolis and potentially one in Muncie.

Kelly Flynn - Credit Suisse — Analyst

Okay. All right, great. And then a couple more questions. The depreciation, can you get into more detail on why that was higher in Q3 and will be going forward?

John Baule - K12 INC. — COO & CFO

Why our estimate went up? Part of it is just as we put more and more assets into service, things like, we had a lot more enrollments in the — in the second quarter and third quarter than we had probably anticipated. So, we had to buy a lot more computers and other related infrastructure items so there was additional depreciation from those. And materials. So it was just kind of a continuing to refine our — our estimate of the year.

Kelly Flynn - Credit Suisse — Analyst

Okay. And then, finally, for the in-year enrollment, I think that is what you referred to them as when new students come in after the start of the year. As we look forward to ‘09 and beyond, if you grow high school and it becomes a bigger piece of the mix, is it reasonable to think that you won’t see as much sequential growth in the second and third quarter? I was thinking high school dropout rates are higher than elementary schools, so that might be the reason. But is that a reasonable thought process?

John Baule - K12 INC. — COO & CFO

I would have probably thought it was the opposite. I think with high school, you probably bring in more students sort of interim year because it is a little more semester oriented. I don’t know, Ron, you may have a comment —

Ronald Packard - K12 INC. — Founder & CEO

I think that is generally right. And I also think just as we move forward and there is just a lot more awareness of what virtual schools are, particularly what K12 is. I think that is getting more and more every single quarter. So I think, as we see that increased awareness, we will continue to see increased enrollment growth mid-year and in the fall.

Kelly Flynn - Credit Suisse — Analyst

Okay. And so how should we think about high school dropout rates? Are they — I imagine they are higher than they are for the lower grades. But you’re saying that is just offset by other factors?

Ronald Packard - K12 INC. — Founder & CEO

And I wouldn’t necessarily go to the point that our high school dropout rates are necessarily higher. I don’t know that we are a commenting on that but I think it is compensated by other factors and generally the way I would think of it is, we see the enrollment growth coming in all grades during the year. And we’re not seeing any disproportionately less than in high school by any stretch.

Kelly Flynn - Credit Suisse — Analyst

Okay. All right. Great. And then one final one. The — I know you don’t want to talk about kind of things on a quarterly basis too much, but back to an earlier question, the revenue per enrollment in the fourth quarter of last year went up a lot. Is there any specific reason for that? It went up a lot sequentially versus the third quarter, which I think gets to why the implied guidance reflects a decrease. Is there anything unique going on there?

John Baule - K12 INC. — COO & CFO

I will tell you this. I think that there were probably costs in our schools which flow through that line that might have been more skewed towards the fourth quarter in previous years and this year were smoother. So I would really tend to steer you away from looking at a per quarter revenue per enrollment. I think you could get a distorted picture.

Kelly Flynn - Credit Suisse — Analyst

Okay. All right, great. Thanks a lot.

Ronald Packard - K12 INC. — Founder & CEO

Thank you, Kelly.

Operator

Your next question comes are the line of Suzi Stein with Morgan Stanley. Please row.

Suzi Stein - Morgan Stanley — Analyst

Hi. I know you gave an update on the 10-Q on what is happening in Chicago. Is there anything going from a legislative standpoint that might make it look more like Wisconsin or can you just give an update on what we should be looking for as far as what is going on there?

Ronald Packard - K12 INC. — Founder & CEO

Well, in Chicago, with regard to the lawsuit, it has been — as I think you know, it has been dismissed several times and there is now another motion to do that, so a lot is moving very slowly in Chicago. I don’t necessarily think we’re — I can tell you we’re not pushing for a legislative fix at this moment in time, but clearly this thing will work its way through, if it is not dismissed permanently this time we will look at legislative fixes coming down the road if that’s necessary.

Suzi Stein - Morgan Stanley — Analyst

And just to follow-up to Jeff’s question. As far as the funding you’re receiving from states, how quickly can that change? Is that something that they review every year or can that change in mid-year? What is the process there?

Ronald Packard - K12 INC. — Founder & CEO

It varies dramatically from state to state, depending on how they fund it, but you wouldn’t — it would be unusual to see it actually happen mid-year. Usually the way it works is states set budgets for the following year and some states when they meet every two years they’ll set budgets for two years. So it is highly, highly unlikely that would change mid-year and I don’t think I have seen that happen previously. But you basically look to the legislative sessions that generally happen January to May, is where you would find out about a funding decrease.

Suzi Stein - Morgan Stanley — Analyst

Okay. And you haven’t been told of any funding decreases coming up? It is just something that you’re thinking about, is that right?

Ronald Packard - K12 INC. — Founder & CEO

That — that’s — there is nothing that is absolutely set in stone at this moment in time, but as you — we’re working in 20 or 21 states. So there is always legislative actions that could result in that and we’re constantly assessing a probability of whether that could happen or not. We’re there — we’re there trying to fight for the children and the schools, but — nothing is 100% set in stone at this moment in time.

Suzi Stein - Morgan Stanley — Analyst

Okay, thank you.

Operator

You have a follow-up question from the line of Kelly Flynn with Credit Suisse. Please proceed.

Kelly Flynn - Credit Suisse — Analyst

Hi. Could you give us an update on the lock-up timing and volume of the expiration and — I doubt you would comment on this but any plans on how you’re going to manage that? Thanks.

John Baule - K12 INC. — COO & CFO

I don’t think we can comment on the second part, but I can tell you that it says S1 the lock-up expires on June 9th. I don’t think we can really comment on plans beyond that.

Kelly Flynn - Credit Suisse — Analyst

Okay.

Operator

At this time there are no further questions. I would now like to turn the comments back to Mr. Ron for closing remarks.

Ronald Packard - K12 INC. — Founder & CEO

Great. I would like to thank you all for attending this call. I would also like to remind everyone that we will be presenting at the R.W. Baird conference in Chicago on May 13th and again, thanks everybody.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect and have a good day.